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                                                                    Exhibit 21.1

                       List of the Company's Subsidiaries

Modem Media, Inc. (incorporated in California)

Modem Media (Hong Kong) Limited

Modem Media (UK) Limited

Modem Media Canada Inc. (incorporated in Ontario, Canada)

Modem Media Do Brasil Ltda

Modem Media France SAS

Modem Media Germany Holding GmbH

Modem Media GmbH & Co. KG (incorporated in Germany)

Modem Media Verwaltungs GmbH (incorporated in Germany)

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